EXECUTIVE EMPLOYMENT
                 AGREEMENT


         EXECUTIVE EMPLOYMENT AGREEMENT made as of July 1, 1997, by and between The Aegis Consumer Funding Group,
Inc., a Delaware corporation, with offices at  525 Washington
Blvd., Jersey City, New Jersey 07310 (the "Company"), and
William F. Henle, residing at 5005 East Crestview Drive, Paradise Valley, Arizona 85253 (the "Executive").

                 W I T N E S S E T H:


         WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

         1. Employment. The Company agrees to and does hereby employ the Executive, and the Executive agrees to and does hereby accept employment by the Company, subject to the terms and conditions herein set forth.

         2. Term. The term of the Executive's employment hereunder shall commence on the date hereof (the "Effective Date") and, unless sooner terminated as set forth below, shall terminate on June 30, 1999 (such period hereinafter referred to as the "Term").


         3.   Duties.

     (a) During the Term, the Executive shall be employed as Executive Vice President and Chief Operating Officer of the Company and shall be in charge of and responsible for the general and supervisory duties normally and customarily attendant to such office in a business entity of the size and type of the Company as such duties may be reasonably defined by the Board of Directors of the Company (the "Board"). Executive shall also render such other lawful services, and exercise such powers, which are from time to time reasonably requested of him, assigned to him or vested in him by the Board and which are commensurate with his position.

     (b) The Executive agrees that, during the Term, unless the Board shall otherwise consent, he will devote substantially his full time, energies, labor and skills to the business of the Company. The Company shall provide the Executive with his own office space and appropriate administrative or clerical assistance, all in a location reasonably appropriate to enable the Executive to fulfill his duties, and each commensurate with the Executive's position, duties and responsibilities.

     (c)  It is hereby acknowledged that, subject to Paragraph
10 hereof, the Executive may either presently, or in the future, be involved in business, charitable or community activities so long as such other activities do not unreasonably interfere with the performance by the Executive of his duties hereunder.

         4.   Compensation.   In consideration for services performed
hereunder, the Company shall pay to the Executive an annual salary of $250,000 from the date hereof through June 30, 1998; and an annual salary of $275,000 from July 1, 1998 through June 30, 1999. Compensation payable to the Executive shall be payable in accordance with the Company's customary payroll practices. In addition, the Company shall reimburse the Executive for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company upon the submission to the Company of appropriate receipts therefor.

     5. Vacation. The Executive shall be entitled to 4 weeks paid vacation during each consecutive 12 months of his employment hereunder. Vacation shall be taken at times mutually agreeable to the Executive and the Company.

     6.    Bonus.   The Executive shall be entitled to receive
bonuses in accordance with the terms of this Section. For the purposes of any allocation and payment of bonuses, the Executive shall be deemed a member of the executive group. The Executive understands that the Company practice with respect to bonuses provides that upon authorization by the Company's Compensation Committee of the Board of Directors ("Committee") of an amount representing a total bonus pool available to all executives, the Chairman of the Board allocates the bonus pool among all executives in such amounts as he shall determine in his discretion.
The Executive shall be entitled to participate in any bonus pools authorized by the Committee which are applicable for the fiscal years of the Company ending June 30, 1998 and June 30, 1999, subject to an allocation of such pools that is within the discretion of the Chairman of the Board and subject to the provisions of Section
7 of this Agreement.

     7.   Benefits.

     (a) Throughout the Term, the Executive shall be eligible to participate in any pension, profit-sharing, stock option or similar plan or program of the Company now existing or established hereafter for the benefit of its employees generally, to the extent that he is eligible under the general provisions thereof. The Executive shall also be entitled to participate in any group insurance, hospitalization, medical, health and accident, disability or similar or non-similar plan or program of the Company now existing or established hereafter for the benefit of its employees or executives generally, to the extent that he is eligible under the general provisions thereof. To the extent that the foregoing plans and programs do not provide the Executive with disability insurance providing a maximum benefit level of at least $10,000 per month, the Company shall supplement such plans and programs to provide such coverage.

      (b) The Company shall provide the Executive with a policy of term life insurance in an amount equal to $1 Million (or, in the Executive's discretion, any other form or amount of life insurance at an annual premium cost to the Company not in excess of the annual premium for a policy providing $1 Million of term life insurance), payable to such beneficiary or such beneficiaries as shall be designated in writing by the Executive. Such policy shall be owned by the Executive or any person or entity designated by him.


     (d) In the event the Company shall cause the Executive to relocate to offices not within reasonable commuting distance of his then current residence, the Executive shall be entitled to receive full reimbursement from the Company for all customary expenses incurred in connection with the Executive's moving his residence to a location within reasonable commuting distance of such new office location. Such expenses shall include but not be limited to the costs of moving, packing and storing the Executive's personal effects, real estate brokerage fees and legal and other incidental costs. In addition, provided that the Executive is making a reasonably diligent effort to sell his then current residence at a price established in good faith based upon then current market conditions in the immediate vicinity, pending the Executive's sale of his then current residence the Company shall make available to the Executive appropriate living facilities maintained by the Company in the vicinity of the new office location and shall reimburse the cost of traveling once a week between such residence and office locations. The Company shall further reimburse the Executive upon sale of such residence for the amount, if any, by which the net proceeds from such sale (after brokerage, legal and other incidental closing costs) are less then the costs to the Executive of such residence, including any improvements thereto. The Company shall further pay the Executive an amount equal to the federal, state and local income taxes due (at the highest marginal brackets then in effect) from the Executive with respect to all amounts payable by the Company pursuant to this subsection (e) to the extent not deductible to the Executive under the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     8.   Termination of Executive's Employment.

     (a) Notwithstanding any provisions contained herein to the contrary, the Executive's employment may be terminated by the Company upon the Executive's death or disability (as defined below) or for Cause (as defined below), and the Executive may terminate his employment for Good Reason (as defined below);

      (b) For purposes of this Agreement, "disability" shall mean the Executive is mentally or physically disabled from properly and fully performing his duties and responsibilities hereunder for a period of 120 consecutive days or for 180 days, even though not consecutive, within any 360-day period, all as evidenced by the written certification of a qualified medical doctor agreed to by the Company and the Executive or, in the absence of such agreement, by a doctor selected by the agreement of a qualified medical doctor selected by each of the Company and the Executive;

     (c) For purposes of this Agreement, "Cause" shall mean: (i) the conviction of the Executive of a felony by a federal or state court of competent jurisdiction; (ii) the continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice of termination for Good Reason by the Executive) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive had not substantially performed his duties, (iii) engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, or (iv) the engaging by the Executive in an actual act of dishonesty intended to result in gain to the Executive at the expense of the Company.

     A notice of termination for Cause shall include a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in the immediately preceding paragraph, and specifying the particulars thereof in detail.

     (d) For purposes of this Agreement, "Good Reason" shall mean any of the following: (i) the assignment to the Executive of duties inconsistent with the Executive's position, duties, responsibilities, titles or offices as described herein, (ii) any material reduction by the Company of the Executive's duties or responsibilities, (iii) any reduction by the Company of the Executive's compensation as set forth in Paragraphs 4, 5, 6, or 7 hereof (it being understood that a reduction of benefits applicable to all executives of the Company including the Executive shall not be deemed a reduction of the Executive's compensation package for purposes of this definition) or (iv) requiring the Executive to be based without his consent at a location not within reasonable commuting distance of his then current residence.

     (e) In the event that the Executive's employment hereunder is terminated as a result of death or disability of Executive or for Cause by the Company, or without Good Reason by the Executive, or in the event that this Agreement is not renewed or extended at the end of the Term, then the Company shall have no further obligations or liabilities to the Executive hereunder except as may be specifically provided herein, such that all benefits and salary provided for within this Agreement shall terminate simultaneously with the termination of the Executive's employment except for benefits, bonuses and salary earned and accrued through the date of such termination; provided, however, that in no event shall the Executive be entitled to receive any bonuses, whether or not earned or accrued, if his employment is terminated by the Company for Cause or by the Executive without Good Reason. Nothing in this subsection (e) shall supersede any rights of the Executive to receive any amounts or benefits otherwise due to him upon the occurrence of any of the events described in the immediately preceding sentence, whether such rights are created by this Agreement or otherwise.

     (f) In the event the Executive's employment hereunder is terminated by the Company other than for Cause, death, disability, or by the Executive for Good Reason, the Company shall continue to provide the Executive with the salary, bonus and benefits enumerated in Paragraphs 4, 6, and 7 hereof, respectively, at the levels in effect immediately prior to such termination (or, if applicable, the occurrence of the event constituting Good Reason) for the remainder of the Term (such period, the "Severance
Period").

     (g) If the Executive's employment hereunder is terminated under Section 8(f) hereof, any salary, bonus and benefits (to the extent provided at no additional cost to the Executive) received by the Executive during or with respect to the Severance Period and attributable to services rendered by the Executive to persons or entities other than the Company shall be applied to reduce the Company's obligation to make payments and provide benefits hereunder.

     (h) In the event the Company desires to extend the Term, or offer the Executive a new employment agreement to be effective after the expiration of the Term, it shall so notify the Executive prior to December 31, 1998 ("Notice Date"). In the event the Company shall not have delivered such notice prior to the Notice Date, the Executive shall be entitled to assume that this Agreement shall not be renewed or extended; he shall be permitted thereafter to expend time during normal business hours to seek alternate employment provided that he shall exercise his reasonable best efforts to avoid unreasonable disruption of the performance of his duties hereunder.

     9.   Stock Options.   Effective on the date of this
Agreement, the Company shall grant to the Executive options to purchase 200,000 shares of common stock of the Company under the Company's 1996 Stock Option Plan (the "Plan") at the fair market value of such shares at the time of grant. The options shall have a term of ten years. The options shall vest as to 25,000 shares on the date hereof; options for an additional 25,000 shares shall vest on December 31, 1997; options for an additional 50,000 shares shall vest on June 30, 1998; and the balance of the 100,000 Options
shall vest on June 30, 1999.    In the event the employment of the
Executive is terminated by the Company with Cause, or is terminated by the Executive without Good Reason, any options not previously vested shall be thereupon forfeited; if the Executive's employment is terminated by the Company without Cause or by the Executive with Good Reason, all options not previously vested shall thereupon immediately vest. In all other respects the options shall be subject to such terms as are consistent with the terms of the Plan.

     10.   Covenants of the Executive.

              (a) The Executive acknowledges that his employment by the Company will throughout his employment bring him into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, key personnel, pricing policies, operational methods, and other business affairs, methods and information, including plans for future developments, not readily available to the public. The Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character, and that the Company currently competes or intends to compete with other organizations that are located in all of the states of the United States. In recognition of the foregoing, the Executive covenants and agrees that:

          (i) he will not knowingly divulge any material confidential matters of the Company which are not otherwise in the public domain and will not intentionally disclose them to anyone outside of the Company during his employment by the Company hereunder or following the expiration or termination of his employment with the Company for any reason:

          (ii) he will deliver promptly to the Company at the end of the Term, or at any other time the Company may so request, at the Company's expense, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the businesses of the Company which he obtained while employed by, or otherwise serving or acting on behalf of, the Company, or any of its subsidiaries or affiliates, and which he may then possess or have under his control; and

          (b)  Executive agrees that during  that period of
time that constitutes the Term, including any extensions or renewals thereof (whether or not the Executive is actually employed for the entire period that is herein contemplated to be the Term including any extensions or renewals thereof ) and provided that the Company continues to faithfully perform all of its obligations hereunder and provided that Executive has not been terminated by the Company without Cause or by Executive with Good Reason, Executive will not, without the prior consent of the Company, whether directly or indirectly, as principal or as agent, officer director, employee, consultant, or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, or be engaged, concerned, or take part in, or render services to or own, share in the earnings of, or invest in the stock, bonds, or other securities of any person, firm, corporation, or other business organization engaged anywhere in the United States in a business which would be  deemed competitive to the business of the
Company or to any other  business which the Company or any
member of the "Affiliated Group" is engaged in or is the process of actually implementing during the time during which the Executive
is employed (a "Similar Business").   "Affiliated Group" is defined
as the Company, or any of its subsidiaries. The foregoing notwithstanding, during the Term Executive may invest in stock, bonds, or other securities of any Similar Business (but without otherwise participating in such Similar Business) if such stock, bonds, or other securities are listed on any national or regional securities exchange or have been registered under Section l2(g) of the Securities Exchange Act of l934 provided that such investment does not exceed, in the case of any class of the capital stock of any one issuer, 2% of the issued and outstanding shares, or, in the case of other securities, 2% of the aggregate principal amount thereof issued and outstanding.

          (c)  As a separate and independent covenant,
Executive agree that during the Term, including any extensions or renewals thereof, and for a period of six months thereafter, Executive will not, without the consent of the Company (which consent shall not be unreasonably withheld) in any way, directly or indirectly, for the purpose of conducting or engaging in any Similar Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, customers or accounts of the Affiliated Group with whom Executive had any dealings during the course of Executive's employment with the Company or any of its affiliates or interfere or attempt to interfere with any officers, employees, representatives or agents of the Affiliated Group, or induce or attempt to induce any of them to leave the employ of or violate the terms of their contracts with the Affiliated Group.

          (d) If, in any judicial proceeding, a court shall determine that the geographical, temporal or other scope of any of the covenants contained in this Paragraph 10 is so broad or long as to be unenforceable, then the geographical or other scope of such covenant shall be deemed to be restricted so as to be enforceable under applicable law.

          (e) Executive's obligations under this Section 10 hereof shall survive any termination of this Agreement by the Company with Cause or by the Executive without Good Reason; provided, however, that the survival of these provisions shall not operate to extend the length of time the Executive shall be prohibited from engaging in the activities prohibited hereunder beyond June 30, 1999 unless the employment of the Executive is extended or renewed beyond such time in which event such obligations shall be extended to be co-terminus with the actual termination of Executive's employment.

          (f) The Executive agrees that the remedy at law for any breach or threatened breach of any covenant contained in this Paragraph 10 will be inadequate and that the Company, in addition to such other remedies as may be available to it, at law or in equity, shall be entitled to injunctive relief without bond or other security.

     11. Representation by Counsel - Interpretation. Each of the parties hereto acknowledge that it is being represented by counsel of its choice in connection with this Agreement; that it is freely waiving any rights or claims being waived by it pursuant to this Agreement; and that this Agreement has been entered into by it freely and voluntarily and without duress or coercion of any kind. In the interpretation of this Agreement, whether by a court or otherwise, no weight or presumption shall be given or ascribed by virtue of the drafting of this Agreement by one party or the other; both parties shall be deemed to have contributed to the drafting of this Agreement equally.

     12. Governing Law - Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey applicable to contracts executed in and to be performed solely within such state.

     13. Relocation. The parties hereto understand that the Executive will be required to relocate his current residence in Arizona to the New York metropolitan area to perform his duties hereunder at the inception of this Agreement and that such relocation shall not be governed by the provisions of Sections 7(e) or 8(d) hereof. However, the Company does agree to reimburse the Executive for the following specific relocation expenses:

          (a)   travel expenses between New Jersey and
          Arizona incurred at the request of the Company for the Executive and his spouse from and after the date hereof until the sooner of habitation in a new residence in the New York area or six months from the date hereof;

          (b) up to 12 round trips for the Executive and his spouse and children for the purpose of locating a residence in the New York area

          (c) use of the Company apartment in New Jersey for 6 months of temporary housing;

          (d) all moving expenses incurred in relocating to New Jersey on a "cupboard to cupboard" basis including the transport of up to three cars;

          (e) all normal and customary home sale expenses including but not limited to commissions, inspections, fees, and taxes;

          (f)  all normal and customary home purchase
          expenses including but not limited to inspections, fees and taxes but excluding any mortgage origination points.

          (g) Incremental federal and state income taxes due as a result of reimbursement of such relocation expenses.

All relocation expenses submitted for reimbursement shall be reasonable, properly supported by receipts or other documentation acceptable to the Company and shall not, in the aggregate exceed $80,000. If the Executive's employment with the Company shall be terminated, in the first six months, by the Executive without Good Reason, the relocation fee shall be reimbursed to the Company on a pro-rata basis.

     14. Notices. All notices required or permitted to be given by either party hereunder, including notice of change of address, shall be in writing and delivered by hand, or mailed, postage prepaid, certified or registered mail, return receipt requested, to the other party as follows:

If to the Company:

The Aegis Consumer Funding Group, Inc.
525 Washington Blvd.
Jersey City, NJ  07310
Attention:  Angelo R. Appierto

If to the Executive:     William F. Henle
               5005 East Crestview Drive
               Paradise Valley, Arizona 85253



15.  Miscellaneous.

a) Entire Agreement. This Agreement (together with any agreement regarding options granted to the Executive to purchase securities) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior oral or written agreements and understandings; however, this Agreement shall not supersede, diminish or modify any rights of the Executive under any employee benefit plans of the Company. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties. This Agreement may not be amended, and no provision hereof shall be waived, except by a writing signed by the Company and the Executive, or in the case of a waiver, by the party waiving compliance therewith, which states that it is intended to amend or waive a provision of this Agreement. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or failure to act in any other instance, whether or not similar.

     (b) Further Acts. The parties hereto agree that, after the execution of this Agreement, they will make, do, execute or cause to be made, done or executed all such further and other lawful acts, deeds, things, devices, conveyances and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

     (c) Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or prohibited by an applicable law, this Agreement shall be considered divisible as to such provision, which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

     (d) Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Company and any corporation with which the Company merges or consolidates or to which the Company sells all or substantially all of its assets, and upon the Executive and his executors, administrators, heirs and legal representatives.

          (e) Headings. All headings in this Agreement are for convenience only and are not intended to affect the meaning of any provision hereof.

          (f) Counterparts. This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument.


              IN WITNESS WHEREOF, the Executive has executed this Agreement and the Company has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.




THE AEGIS CONSUMER FUNDING GROUP, INC.
EXECUTIVE

By:____________________________

Name: ____________________
       William F. Henle

Title:__________________________